Exhibit 10.1

CHAIRMAN EMERITUS AGREEMENT
THIS CHAIRMAN EMERITUS AGREEMENT (the “Agreement”), dated January 7, 2013, is between ASHFORD HOSPITALITY TRUST, INC., a corporation organized under the laws of the State of Maryland and having its principal place of business at Dallas, Texas (hereinafter, the “REIT”), ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Delaware and having its principal place of business at Dallas, Texas (the “Operating Partnership” and together with the REIT, the “Company”), and ARCHIE BENNETT, JR., an individual residing in Dallas, Texas (“Mr. Bennett”).
RECITALS:

A.
Mr. Bennett currently serves as chairman of the board of directors of the REIT, and his services to the Company are governed by that certain Non-Compete/Services Agreement effective January 1, 2008 (the “Current Agreement”).

B.
In accordance with the Corporate Governance Guidelines of the REIT, Mr. Bennett has tendered a letter of proposed retirement from the REIT’s Board of Directors (the “Board of Directors”) effective upon attaining the age of 75 on January 18, 2013.

C.
The Company desires for Mr. Bennett to transition to the role of Chairman Emeritus and to compensate and to provide retirement and severance benefits to Mr. Bennett for his past service as well as his continued service to the Company in the role of Chairman Emeritus, on the terms and conditions set out below.

NOW, THEREFORE, the Company and Mr. Bennett, in consideration of the respective covenants set out below, hereby agree as follows:
1.    CHAIRMAN EMERITUS POSITION.
(a)    EXTENT OF SERVICE. Mr. Bennett shall serve as Chairman Emeritus of the Company. In such capacity he will not be a voting member of the Board of Directors nor will he be an executive officer of the Company. In his capacity as Chairman Emeritus, Mr. Bennett will be a goodwill ambassador for the Company and will work together with the Chief Executive Officer of the Company and the Board of Directors to identify special projects mutually agreeable to Mr. Bennett and the Company. These may include (i) assisting and advising the Chief Executive Officer and the Board of Directors in connection with projects and initiatives of the Company, its subsidiaries and affiliates, (ii) advising the Company on special projects, hotel and Company acquisitions, and (iii) advising the Company on recommendations on the Company’s charitable programs. Mr. Bennett will attend certain national and international conferences and Board of Director and Company functions. Mr. Bennett acknowledges that his title and role as Chairman Emeritus shall be on a non-exclusive basis.
(b)    LIMITATIONS ON AUTHORITY. Without the prior approval or direction of the Company, Mr. Bennett will not direct the work or interfere with the work of any employee of the Company or undertake to commit the Company to any course of action in relation to third persons.

However, Mr. Bennett shall have the authority to direct the employees provided to assist him in the performance of his services hereunder and his assigned administrative staff (as provided in Section 5(a) below).
2.    TERM. Mr. Bennett shall serve as Chairman Emeritus to the Company pursuant to this Agreement for his lifetime or until such earlier date as Mr. Bennett elects to terminate this Agreement.
3.    CONSIDERATION. In recognition for his past service to the Company and in consideration for his continued service as Chairman Emeritus pursuant to the terms of this Agreement, the Company shall pay Mr. Bennett consideration of SEVEN HUNDRED THOUSAND DOLLARS ($700,000) per year or $58,333.33 per calendar month (the “Chairman Emeritus Stipend”)
4.    EQUITY GRANTS.
(a)    IMMEDIATE VESTING OF EXISTING EQUITY GRANTS. The Company agrees that as of the execution date hereof, all unvested stock grants, LTIP (defined below) awards, operating partnership units and other equity grants held by Mr. Bennett (or any entity owned or controlled by Mr. Bennett) shall immediately become fully vested and shall no longer be subject to restrictions or conditions. The Company and Mr. Bennett shall reasonably work with each other and their respective counsel and tax consultants to determine the feasibility of converting, all or some of Mr. Bennett’s (or entities owned or controlled, or jointly owned or controlled, by Mr. Bennett) common shares, operating partnership units and LTIPs into convertible stock or units, on terms mutually acceptable to the parties hereto.
(b)    INCENTIVE, SAVINGS AND RETIREMENT PLANS. While serving as Chairman Emeritus, to the extent permitted by law, Mr. Bennett shall be eligible to participate in all short- and long-term incentive plans, stock and option plans, long term incentive partnership (“LTIP”) plans, practices, policies and other programs, and all savings and plans, practices, policies and programs, in each case that are applicable generally to senior executives of the Company, as may be adopted, or amended from time to time, by the Company’s Compensation Committee. Any such awards or grants shall be consistent with the Company’s past practices for awards or grants previously made to Mr. Bennett and to senior executives, whereby the CEO shall make recommendations to the Company’s Compensation Committee, the Compensation Committee shall make recommendations to the Board of Directors, and the Board of Directors, in its discretion, shall make a determination. Mr. Bennett may not participate in any tax-qualified “employee pension benefit plan” (within the meaning of ERISA 3(2)).
5.    EXPENSE REIMBURSEMENTS/D&O INSURANCE/BENEFITS.
(a)    EXPENSES. While serving as Chairman Emeritus, Mr. Bennett will be entitled to reimbursement of all reasonable expenses related to his service as Chairman Emeritus, including, without limitation, first class domestic and international business class airfare and other travel expenses for attending Board of Director gatherings and other corporate business, telephone and facsimile expenses, and expenses for part-time secretarial, accounting, legal and tax support incurred by Mr. Bennett in connection with the business of the Company. The Company shall provide Mr. Bennett’s current office at the Company’s headquarters as well as in-house legal, accounting, tax and administrative support to Mr. Bennett at such office.
(b)    D&O INSURANCE COVERAGE. While serving as Chairman Emeritus, Mr. Bennett shall be entitled to insurance coverage for his acts and omissions on a basis no less favorable to him than the coverage provided current officers and directors.
(c)    BENEFITS. While serving as Chairman Emeritus, Mr. Bennett shall remain eligible for and entitled to participate in the benefit programs in which Mr. Bennett currently participates, to the same extent as Mr. Bennett currently participates, as such programs may be modified from time to time, including medical, dental, vision, accident, disability and life insurance benefits.
6.    TERMINATION. This Agreement shall terminate immediately upon Mr. Bennett’s death or upon any earlier date at the election of Mr. Bennett.
7.    EFFECTS OF TERMINATION.
(a)    PAYMENT. If this Agreement should terminate because of the death of Mr. Bennett or his election to terminate the Agreement, then the Company shall pay Mr. Bennett, in a single lump sum payment within thirty (30) days after the date of termination, the aggregate amount of Mr. Bennett’s earned but unpaid Chairman Emeritus Stipend through the date of termination, and reimbursement of all expenses through the date of termination.
(b)    VESTING. Upon the termination of this Agreement, any annual performance shares, restricted shares, LTIP units or options held by Mr. Bennett shall immediately vest. Without limiting the foregoing, it is agreed that if Mr. Bennett’s services are terminated, all outstanding stock options, restricted stock, LTIP units and other equity awards granted to Mr. Bennett under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full.
(c)    CODE SECTION 409A AND TERMINATION PAYMENTS. All payments provided under Sections 7 hereof shall be subject to this Section 7(c). Notwithstanding anything herein to the contrary, to the extent that the Board of Directors reasonably determines, in its sole discretion, that any payment or benefit to be provided under this Agreement to or for the benefit of Mr. Bennett would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or a successor or comparable provision, the commencement of such payments and/or benefits shall be delayed until the earlier of (i) the date that is six months following the date of termination of this Agreement or (ii) the date of Mr. Bennett’s death (such date is referred to herein as the “Distribution Date”), provided, if at such time Mr. Bennett is a “specified employee” of the Company (as defined in Treasury Regulation Section 1.409A-1(i)) and if amounts payable under this Agreement are on account of an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(m)), Mr. Bennett shall receive payments during the six-month period immediately following the date of termination of this Agreement equal to the lesser of (x) the amount payable under this Agreement, as the case may be, or (y) two times the compensation limit in effect under Code Section 401(a)(17) for the calendar year in which the termination date occurs (with any amounts that otherwise would have been payable under this Agreement during such six-month period being paid on the first regular payroll date following the six-month anniversary of the date of termination of this Agreement). Finally, for the purposes of this Agreement, amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.
8.    CONFIDENTIAL INFORMATION. Mr. Bennett recognizes and acknowledges that he has and may, in the future, have access to confidential and proprietary information of the Company which constitutes valuable, special, and unique assets of the Company. The term “Confidential Information” as used in this Agreement shall mean all proprietary information which is known only to Mr. Bennett, the Company, the Remington Affiliates (defined as Remington Hotels L.P., Remington Hotel Corporation, Remington Management LP, Remington Lodging & Hospitality, L.P., and their affiliates and successors) with respect to a Remington Transaction (as defined in the Mutual Exclusivity Agreement, herein so called, dated August 29, 2003, among the Company, Mr. Bennett, Montgomery J. Bennett and certain Remington Affiliates), other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business (including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary company programs, sales, acquisitions, products, profits, costs, conditions (financial or other), cash flows, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which Mr. Bennett acquired or obtained by virtue of work performed for the Company, or which Mr. Bennett may acquire or may have acquired knowledge of during the performance of said work.
Mr. Bennett acknowledges that the Company has put in place certain policies and practices to keep such Confidential Information secret, including disclosing the information only on a need-to-know basis. Mr. Bennett further acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort, and money and provides the Company with an advantage over competitors who do not know such Confidential Information. Finally, Mr. Bennett acknowledges that such Confidential Information, if revealed to or used for the benefit of the Company’s competitors or in a manner contrary to the Company’s interests, would cause extensive and immeasurable harm to the Company and to the Company’s competitive position.
Mr. Bennett shall not, while serving as Chairman Emeritus or at any time thereafter, use for personal gain or detrimentally to the Company all or part of the Confidential Information, or disclose or make available all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required for the benefit of the Company pursuant to his service hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Mr. Bennett of his confidentiality obligations hereunder. Notwithstanding the foregoing, Mr. Bennett shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by

Mr. Bennett or his agent; (ii) becomes available to Mr. Bennett in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representatives) that is not known by Mr. Bennett, after reasonable investigation, to be bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement, including without limitation, information that becomes available to Mr. Bennett in his capacity as an officer of any of the Remington Affiliates which is not related to the performance of work for or on behalf of the Company or the Company’s affiliates; or (iii) is required to be disclosed by law, court order or other legal process: provided, however, that in the event disclosure is required by law, court order or legal process, Mr. Bennett shall provide the Company, if legally permissible, with prompt notice of such requirement as set forth below in this Section 8.
Mr. Bennett acknowledges that the Confidential Information shall remain at all times the exclusive property of the Company, and no license is granted. In the event of the termination of his service, Mr. Bennett shall deliver to the Company all Confidential Information, in any form whatsoever, including electronic formats, and shall not take with him any Confidential Information or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his service with the Company, Mr. Bennett has lawfully acquired extensive knowledge by virtue of his relationship with the Remington Affiliates which is not proprietary to the Company and extensive knowledge of the industries in which the Company engages in business including, without limitation, markets, valuation methods, and techniques, capital markets, investor relationships and similar items, and that the provisions of this Section 8 are not intended to restrict Mr. Bennett’s use of such previously acquired knowledge.
In the event that Mr. Bennett receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, Mr. Bennett agrees, if legally permissible, to (a) promptly notify the Company of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement and (c) assist the Company in seeking a protective order or other appropriate remedy; provided, however, that Mr. Bennett shall not be required to take any action in violation of applicable laws. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, Mr. Bennett shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by Mr. Bennett not permitted by this Agreement.
9.    NON-COMPETITION, NONSOLICITATION AND NON-INTERFERENCE.
(a)    NON-COMPETITION. While serving as Chairman Emeritus, Mr. Bennett will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner, or director engage in any “Competitive Business”; PROVIDED, HOWEVER, the foregoing shall not prohibit or limit Mr. Bennett’s right to (i) pursue investments, transactions or businesses allowed pursuant to the terms of the Mutual Exclusivity Agreement (including, without limitation, an investment, transaction or opportunity that is presented to the Company and the Company elects not to pursue pursuant to the terms of the Mutual Exclusivity Agreement), (ii) continue his ownership, investment, management and operation of the Remington Affiliates consistent with the terms of the Mutual Exclusivity Agreement, (iii) continue his ownership, investment, management and operation of all of his existing investments and the Remington Affiliates as of the date hereof, consistent with the terms of the Mutual Exclusivity Agreement, and (iv) remain an officer and/or director of all Remington Affiliates consistent with the terms of the Mutual Exclusivity Agreement.
For purposes of this Section 9(a), “Competitive Business” means acquiring, investing in or with respect to, owning, leasing, managing or developing hotel properties in the United States or originating or acquiring loans in respect of hotel properties in the United States where Mr. Bennett has duties or performs services that are the same or similar to those services actually performed by Mr. Bennett for the Company during the term of the Current Agreement or this Agreement.
Mr. Bennett acknowledges that his service as Chairman Emeritus is of a special, unique, and extraordinary nature. Mr. Bennett further acknowledges that his work and experience with the Company will enhance his value to a Competitive Business, and that the nature of the Confidential Information to which Mr. Bennett may have immediate access and may continue to have access while serving as Chairman Emeritus makes it difficult, if not impossible, for him to engage in any Competitive Business or work in any similar capacity without disclosing or utilizing the Confidential Information. Mr. Bennett further acknowledges that his work and experience with the Company places him in a position of trust with the Company.
(b)    NON-SOLICITATION. Mr. Bennett covenants and agrees that (i) while serving as Chairman Emeritus, and (ii) during the period ending on the first anniversary of the date on which he is no longer Chairman Emeritus, he shall not, without the prior written consent of the Company, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, solicit, recruit, hire or cause to be hired any employees of the Company or any of its affiliates, or any person who was an employee of the Company during the six months preceding the date of termination of this Agreement, or solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of such affiliates, as applicable.
(c)    NON-INTERFERENCE WITH COMPANY OPPORTUNITIES. Mr. Bennett understands and agrees that all business opportunities developed through the performance of his services hereunder or as otherwise provided under the Mutual Exclusivity Agreement while serving as Chairman Emeritus constitute valuable assets of the Company and its affiliated entities, and may not be converted to Mr. Bennett’s own use or converted by Mr. Bennett for the use of any person, firm, corporation, partnership, association or other entity or enterprise without the approval of the Company or as otherwise provided in the Mutual Exclusivity Agreement. Accordingly, Mr. Bennett agrees that while serving as Chairman Emeritus and during the period ending on the first anniversary of the date on which he is no longer Chairman Emeritus, he shall not, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, interfere with, solicit, pursue, or in any manner make use of any such Company business opportunities.
(d)    REASONABLE RESTRAINTS. Mr. Bennett agrees that restraints imposed upon him pursuant to this Section are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
10.    NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit Mr. Bennett’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Mr. Bennett may qualify, and on the terms under which he qualifies nor shall anything herein limit or otherwise affect such rights as Mr. Bennett may have under any contract or agreement with the Company. Amounts which are vested benefits or which Mr. Bennett is otherwise entitled to receive under any plan, policy, practice or program of or any contract agreement with the Company at or subsequent to the date of termination of this Agreement shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. [Subject to 409A Review] [Notwithstanding anything in this Agreement or any such plan, policy, practice or program noted above to the contrary, the timing of all payments pursuant to this Agreement or any such plan, policy, practice or program shall be subject to the timing rules specified in Section 7(c) of this Agreement.]
11.    DISPUTES.
(a)    EQUITABLE RELIEF. Mr. Bennett acknowledges and agrees that upon any breach by Mr. Bennett of his obligations under Sections 8 or 9 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.
(b)    ARBITRATION. Excluding only requests for equitable relief by the Company under Section 11(a) of this Agreement, in the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or Mr. Bennett shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by Mr. Bennett and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Neither party shall have the right to claim or recover punitive damages. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party.
12.    INDEMNIFICATION. The Company will indemnify Mr. Bennett, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Mr. Bennett, including the cost of legal counsel selected and retained by Mr. Bennett in connection with any action, suit or proceeding to which Mr. Bennett may be made a party by reason of his role as Chairman Emeritus .
13.    COOPERATION IN FUTURE MATTERS. Mr. Bennett hereby agrees that if he elects to terminate this Agreement prior to his death, then for a period of one (1) year following such termination, he shall cooperate with the Company’s reasonable requests relating to matters that pertain to the role of Chairman Emeritus, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration Mr. Bennett’s other commitments, including business and family matters, and Mr. Bennett shall be compensated at a reasonable hourly or PER DIEM rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. Mr. Bennett shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for an employer or otherwise, nor in any manner that in the good faith belief of Mr. Bennett would conflict with his rights under or ability to enforce this Agreement.
14.    GENERAL.
(a)    NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given (i) if delivered personally, when received, or (ii) if sent by overnight courier, three (3) business days following the date on which delivered to the overnight courier or when receipted for if earlier, or (iii) if by certified mail, return receipt requested, postage prepaid, five (5) business days after deposit with the U.S. Postal Service, or (iv) if by telecopy, on the day sent by telecopy with a confirmation of receipt, with all such notices to be addressed to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 14(a).
If to the Company, to:    Ashford Hospitality Trust
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn: Chief Executive Officer
Fax: (972) 980-2705
with a copy to:     Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn: Chief Legal Officer
Fax: (972) 490-9605

If to Mr. Bennett to:
Archie Bennett, Jr.
5820 Westgrove
Dallas, Texas 75240
Fax: (972) 931-9064
Allean House
Strathtummel by Pitlochry Perthshire
PH16 5NR
Scotland, UK
Fax: 011-44-1796-470-150

14185 Dallas Parkway, Suite 1150
Dallas, Texas 75254
Fax: (972) 980-2705

(b)    SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.
(c)    WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
(d)    COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
(e)    ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and Mr. Bennett’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by Mr. Bennett, it being understood and agreed that this is a contract for Mr. Bennett’s personal services. This Agreement shall not be assignable by the Company except in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), in which case such successor shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

(f)    ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Chairman Emeritus and a duly authorized representative of the Board of Directors.
(g)    GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law. Jurisdiction and venue shall be solely in the federal or state courts of Dallas County, Texas. This provision should not be read as a waiver of any right to removal to federal court in Dallas County.
(h)    CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction.
(i)    PAYMENTS AND EXERCISE OF RIGHTS AFTER DEATH. Any amounts due hereunder after Mr. Bennett’s death shall be paid to his designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. Mr. Bennett may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives Mr. Bennett or if Mr. Bennett fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives Mr. Bennett, and otherwise to his estate.
(j)    CONSULTATION WITH COUNSEL. Mr. Bennett acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to Mr. Bennett concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.
(k)    WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable tax withholding required under federal, state or local law.
(l)    NON-DISPARAGEMENT. Mr. Bennett agrees that, while serving as Chairman Emeritus and thereafter he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company, its affiliates, or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, while Mr. Bennett is serving as Chairman Emeritus and thereafter, the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Mr. Bennett or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Mr. Bennett or the Company from making truthful statements or disclosures, or any disclosures or filings that are required by applicable law, regulation, or legal process.

(m)    CODE SECTION 409A. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Mr. Bennett under Section 409A of the Code. The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of or excise tax under Section 409A. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision. Nothing herein shall be construed as a guarantee by the REIT of any particular tax effect under this Agreement. The REIT shall not be liable to Mr. Bennett for any tax, penalty, or interest imposed on any amount paid or payable hereunder by reason of Section 409A, or for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A. For purposes of Code Section 409A, Mr. Bennett’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. For all purposes of this Agreement, Mr. Bennett shall be considered to have terminated employment with the REIT when Mr. Bennett incurs a “separation from service” with the REIT within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.
(n)    TERMINATION OF CURRENT AGREEMENT. The Current Agreement will remain in full force and effect through and including January 18, 2013, at which time the Current Agreement shall be terminated by mutual consent of all parties thereto, with no further payments due to any party thereunder.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed under seal as of the date first above written.
REIT:

ASHFORD HOSPITALITY TRUST, INC.

By: /s/ DAVID A. BROOKS
Name: DAVID A. BROOKS
Title: Chief Operating Officer
Dated: January 7, 2013

OPERATING PARTNERSHIP:

ASHFORD HOSPITALITY LIMITED PARTNERSHIP

By: Ashford OP General Partner, LLC

By: /s/ DAVID A. BROOKS
Name: DAVID A. BROOKS
Title: Chief Operating Officer
Dated: January 7, 2013

CHAIRMAN EMERITUS:

/s/ ARCHIE BENNETT, JR.
ARCHIE BENNETT, JR.
Dated: January 7, 2013